                                PRESS RELEASE

                                                                  EXHIBIT 99.2

                               LAROCHE INDUSTRIES
                         1100 JOHNSON FERRY ROAD, N.E.
                               ATLANTA, GA 30342
                                 (404) 851-0300


FOR RELEASE: October 21, 1997                     CONTACT:  Angela D. McLachlan
                                                            (404) 851-0446


                 LAROCHE INDUSTRIES INC. FINALIZES CHLOR-ALKALI
               JOINT VENTURE IN FRANCE WITH RHONE-POULENC CHIMIE


     ATLANTA - LaRoche Industries Inc. announced today the closing of its previously announced purchase of a 50% interest in ChlorAlp S.A.S., a French joint venture company, which will manufacture and distribute chlorine, caustic soda and bleach from its 265,000 ton-per-year facility in Pont-de-Claix, France. Rhone-Poulenc Chimie S.A., which previously owned the facility, will own the remaining 50% interest in ChlorAlp. LaRoche purchased its interest in ChlorAlp through its newly formed, wholly owned subsidiary, LII Europe S.A.R.L., which will manage LaRoche's interest in the joint venture.

     In addition to the facility and certain related assets, ChlorAlp owns a 60% interest in an entity owning a cogeneration powerhouse. ChlorAlp's assets also include certain rights over the production of brine extracted from brine mines located in Hauterives, France, and the pipelines for transportation of such brine, and bleach manufacturing facilities primarily located in St. Fons, France.

     "We are very pleased with the formation of this joint venture," commented President and C.E.O. Grant O. Reed. "The formation of ChlorAlp marks LaRoche's entry into European chemical manufacturing, and the operations in Pont-de-Claix complement our lengthy experience in chlor-alkali production."


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     LaRoche believes that the joint venture will increase the Company's international market share in chlorine and caustic soda, provide a significant entry point to the European chemical markets, and produce operating efficiencies due to the similarities between the French facility and LaRoche's chlor-alkali facility in Gramercy, La.

     LaRoche is a major diversified producer and distributor of inorganic chemicals, including nitrogen products, electrochemical products and alumina chemicals.

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